Exhibit 10.1

JOHN W. GIBSON
CHEIF EXECUTIVE OFFICER

June 16, 2009

Samuel Combs
P 0 Box 1647
Tulsa, OK 74101-1647

Dear Sam:

Your request to resign and retire in all capacities from ONEOK, Inc. and its subsidiaries, divisions and affiliates (the "Company") has been accepted. Your last day of employment is June 17, 2009. The following payments or benefits accrue automatically as of the last day of your employment:

•	Your vested balance in the Thrift Plan for Employees of ONEOK, Inc.
•	Benefits as a member of the Retirement Plan for Employees of ONEOK, Inc.
•	Benefits as a Participant in and as described in the ONEOK, Inc. Supplemental Executive Retirement Plan.
•	Benefits as a Participant in and as described in the Employee Nonqualified Deferred Compensation Plan and the 2005 Nonqualified Deferred Compensation Plan.

In exchange for your resignation and retirement, and in exchange for the following release of claims, the Company offers the following which is in addition to the items above to which you are already entitled and is an amended list from the letter agreement delivered to you on May 26, 2009:

•	A lump sum payment of $925,000, less normal employment tax-related withholdings.
•
With respect to your outstanding Restricted Unit. Award Agreements, the Company will vest you as a retiring employee as of your last day of employment pursuant to the terms of the applicable Plan in the applicable percentage of the Restricted Units which is determined by dividing the number of full months which have elapsed under each Restricted Period as of June 17, 2009 by the number of full months in each restriction period of the applicable Plan.

•
With respect to your outstanding Performance Unit Award Agreements, the Company will vest you as a retiring employee as of your last day of employment pursuant to the terms of the applicable Plan in the applicable percentage of the Performance Units which is determined by dividing the number of full months which have elapsed

100 West Fifth Street · Tulsa, OK 74103-4298
P.O. Box 871 · Tulsa, OK 74102-0871
www.oneok.com

Samuel Combs

June 16, 2009

under each Performance Period as of June 17, 2009 by the number of full months in each restriction period of the applicable Plan. You will then be eligible for a prorated distribution based on the foregoing percentage at the end of the Performance Period and following application of the performance criteria as provided in each of the applicable Awards and determined by the Committee.

•
With respect to the Non-Statutory Stock Option Agreements, we will treat you as having retired for the purposes of determining the exercise rights for your outstanding vested options as of June 17, 2009.

•
As a retiree, you will be eligible to receive a prorated portion of your 2009 Short Term Incentive through June 17, 2009, calculated with an individual performance factor of 75%. The actual company performance factor for 2009 performance will also be applied. You will be paid any 2009 short term incentive at the same time as other retirees of the Company are paid incentives in the spring of 2010.

•
With respect to your participation in Part B of the Company's Supplemental Executive Retirement Plan (the "SERP"), you will be credited with a service factor of 55% and an early commencement factor of 75%. Otherwise, all other terms and provisions of the SERP will apply.

•	The Company will reimburse you for up to $20,000 in reasonable expenses incurred by you associated with a senior executive outplacement service for one year commencing on June 18, 2009.
•
You and the Company have mutually agreed on an appropriate public announcement of your retirement as described on the attached Exhibit A. Except for any public disclosure required by law for the Company to make, this public announcement will be the only information shared by the Company with prospective employers that contact the Company for a reference anytime after June 17, 2009.

•
The company will update e-mail and voice-mail acknowledgements to contain appropriate announcement information of your retirement, along with forwarding information, for a minimum of one month commencing on June 18, 2009.

You agree that the mutual covenants contained herein represent full and complete compensation to you by the Company for all services rendered and to be rendered by you up to and including the last day of your employment on June 17, 2009.

As part of the consideration for this agreement, you agree to and do hereby release and discharge ONEOK, Inc., its divisions, subsidiaries, and affiliates and their employees, officers, directors, and agents from all present or future claims, damages, lawsuits, injuries, liabilities, causes of action, demands for money or other consideration that you have or may have whether

Samuel Combs

June 16, 2009

known to you or not, relating directly or indirectly to your employment or the separation of your employment. This release of the Company and its employees, officers, directors, and agents is a release from any and all claims, damages, lawsuits, injuries, liabilities and causes of action that you may have under any city ordinance or state, federal or common law meant to protect workers in their employment relationships. This release includes, without limitation, all claims of discrimination in employment relating to race, color, sex, religion, national origin, handicap, disability, equal pay, veteran's status and age, all claims of retaliation, including, but not limited to all claims arising under the following statutes and/or legal theories: Americans with Disabilities Act, Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, 42 U.S.C. Sections 1981, 1981a, 1983 and 1985, Executive Orders 11246 and 11141, the Rehabilitation Act, the Civil Rights Act of 1991, the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), the Family Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act ("ERISA"), the Labor Management Relations Act, and all Unemployment Compensation laws, libel, slander, defamation, invasion of privacy, outrageous conduct, intentional or negligent infliction of emotional distress, respondent superior, negligence and negligent hiring or retention. This release applies to all such claims, whether known to you or not, arising either directly or indirectly out of your employment at the Company. You specifically understand and agree that among the claims, damages, lawsuits, injuries and causes of action that you are releasing are those that you may have against the Company under the Age Discrimination in Employment Act (29 U.S.C. Sections 621-634), and any other federal, state or local law prohibiting age discrimination in employment, whether known to you or not, including without limitation claims arising directly or indirectly out of your employment by the Company. This release and waiver of rights is granted by you on behalf of yourself, your heirs, and assigns.

You also shall keep the terms of this agreement confidential, except where such terms and conditions are required to be revealed by administrative regulation or any order of a court or administrative tribunal or as is necessary to be utilized by your attorney or other advisers.

This agreement shall represent the entire agreement between you and the Company with respect to the subject matter hereof, with the exception of such plans and agreements as are specifically referenced herein. No other representations, written or oral, with respect thereto, shall be binding upon the company. The failure of the Company to enforce any provision of this agreement shall not constitute a waiver by the Company of any right it has under this agreement or otherwise.

YOU ARE ADVISED TO CONSULT AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

If you decide to sign and return this letter to the Company on or before midnight on June 17, 2009, you have 7 days after the date of your signature to revoke it, and this agreement will not take effect until the 7 day revocation period has expired.  If you decide to revoke it, you must

Samuel Combs

June 16, 2009

communicate your revocation in written detail to me on or before midnight on June 24, 2009. Payments referred to herein will not be paid until the 7 day revocation period has expired.

The parties to this Agreement understand and agree that neither this Agreement nor any action taken hereunder is to be construed as an admission by either party of any violation of any local, state, federal, or common law.  Any such violation(s) are expressly denied by the parties.

If the foregoing terms and conditions are acceptable to you, please indicate your agreement and willingness to be bound by the terms and conditions herein by executing this agreement in the space below.

Sincerely,

/s/ John W. Gibson
John W. Gibson

Accepted by and agreed to:

/s/ Sam Combs
Sam Combs

June 16, 2009
Date

Exhibit A

June 00, 2009	Analyst Contact:	Dan Harrison
918-588-7950
	Media Contact:	Megan Washbourne
918-588-7572

ONEOK Announces Combs' Retirement;
Norton Assumes Responsibilities

TULSA, Okla. – June 00, 2009 - ONEOK, Inc. (NYSE:OKE) today announced the retirement of Samuel Combs III, president of ONEOK Distribution Companies, after nearly 25 years of service. Pierce H. Norton II, ONEOK executive vice president, has assumed Combs' responsibilities.

"We wish Sam well in his pursuit of new opportunities and thank him for his years of valued service and many contributions to ONEOK," said John W. Gibson, ONEOK chief executive officer.

Combs joined Oklahoma Natural Gas, a division of ONEOK, in 1984 and held various engineering, marketing and management positions with the company. Combs became president of Oklahoma Natural Gas in 2001 and had been in his current position since 2005.

A past president of Leadership Oklahoma, Combs has been active as a leader in the community and the state. He was recognized by Black Enterprise magazine on its list of the "75 Most Powerful African Americans in Corporate America." Combs was also honored as an Oklahoma Star" by Governor Brad Henry and the Oklahoma Department of Commerce.

A native of Bristow, Oklahoma, Combs holds a Bachelor of Science degree in industrial engineering from Oklahoma State University in Stillwater, where he received the Distinguished Alumni Award. He graduated from the Ross School of Business Executive Program at the University of Michigan, Ann Arbor, in 1999 and has completed advanced studies at Harvard University.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 47.7 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than two million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc., visit the Web site: www.oneok.com.
OKE-G

Exhibit A

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